                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement

     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           THE DURIRON COMPANY, INC.
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                [DURIRON Logo]

                           THE DURIRON COMPANY, INC.
                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 1995

     The 1995 Annual Meeting of Shareholders of The Duriron Company, Inc. (the "Company") will be held at the Company's headquarters, 3100 Research Boulevard, Dayton, Ohio at 1:30 p.m. on Friday, April 21, 1995 for the following purposes:

     1. To elect four directors to each serve for a term of three years.

     2. To permit non-employee directors to elect to invest their annual retainers and meeting fees in the form of Common Stock payable following termination of Board service, without changing the amount of this compensation, through approving the amended and restated Director Deferral Plan.

     3. To approve the appointment of Ernst & Young LLP as independent auditors for 1995.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 3, 1995 are entitled to notice of and to vote at this meeting.

                                          By order of the Board of Directors

                                          Ronald F. Shuff
                                            Secretary

Dayton, Ohio
March 10, 1995


- --------------------------------------------------------------------------------
|                        VOTING YOUR PROXY IS IMPORTANT                        |
|    PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE    |
- --------------------------------------------------------------------------------

                           THE DURIRON COMPANY, INC.
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                                             Mailing Date
                                                             March 10, 1995

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     The accompanying Proxy is solicited by the Board of Directors of The Duriron Company, Inc. (the "Company") and relates to the Company's 1995 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's executive headquarters at 3100 Research Boulevard, Dayton, Ohio at 1:30 p.m. on Friday, April 21, 1995.

VOTING SECURITIES

     The Company has one class of stock outstanding, namely common stock, $1.25 par value (the "Common Stock"), of which there were 19,004,160 shares outstanding as of March 3, 1995. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 3, 1995 are entitled to notice of and to vote at the Annual Meeting. Each share entitles the holder thereof to one vote.

     The holders of a majority of the shares of Common Stock outstanding as of the record date, whether present in person or represented by Proxy, constitute a quorum at the Annual Meeting. Both shares as to which the holder abstains from voting on a particular matter, and broker "non-votes" (being street-name shares which the record holder refrains from voting because of the absence of required instructions from the beneficial owner) will count towards the determination of whether a quorum is present at the Annual Meeting.

ACTIONS TO BE TAKEN UNDER THE PROXY

     Unless otherwise directed by the giver of the Proxy, all properly executed Proxies will be voted for the election of Hugh K. Coble, Ernest Green, Richard
L. Molen and James F. Schorr for three year terms as directors of the Company; to permit non-employee directors to elect to invest their annual retainers and meeting fees in the form of Common Stock payable following termination of Board service; in favor of the appointment of Ernst & Young LLP as independent auditors for the Company for 1995; and, at the discretion of the persons acting under the Proxy, in the transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the Proxy will vote for the election in his stead for such other person as the Board of Directors (the "Board") may designate. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

     The giving of a Proxy does not preclude the right to vote in person, should the person giving the Proxy so desire. A person giving a Proxy has the power to revoke the same, at any time before it has been exercised, by giving the Company written notice bearing a later date than the Proxy, by submission of a later dated Proxy, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy). All properly executed Proxies will be voted. The proxy voting will be tabulated by the Company's transfer agent, Bank One, Indianapolis NA, which will also serve as inspector of election at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board currently consists of twelve directors (two of whom will retire effective at the Annual Meeting) who are divided into three classes, with one full class being elected at each Annual Meeting of Shareholders. At the Annual Meeting, the term of the directors serving in the Class of 1995 expires, and four directors will be elected to hold office until the 1998 Annual Meeting of Shareholders and until their successors are elected and qualified. Under New York law, directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

     Set forth below is information with respect to each nominee for election as a director and each director whose term of office continues after the Annual Meeting.

CLASS OF 1998
NOMINEES TO BE ELECTED:

     HUGH K. COBLE, 60, Vice Chairman of Fluor Corporation, a major engineering and construction firm, was elected to the Board effective December 1, 1994. He joined Fluor Corporation in 1966, where he has held a series of increasingly responsible management positions and has been a director since 1984.

     ERNEST GREEN, 56, was elected to the Board in 1991. He is the founder and President of EGI, a supplier of automotive components. He is a director of Bank One, Dayton, NA, DPL Inc., the parent company of The Dayton Power and Light Company, a public utility, and Green Takai Company, a manufacturer.

     RICHARD L. MOLEN, 54, has been a director since February 1, 1995. He is the Chairman, President and CEO of Huffy Corporation, a consumer products and retail services concern, which he joined in 1968. He has been President of Huffy Corporation since 1986 and a director there since 1984. He is also a director of The Huntington National Bank and Alltrista Corporation, a diversified consumer products and commercial services firm.

     JAMES F. SCHORR, 62, has been a director of the Company since 1986. Mr. Schorr is Vice Chairman and a director of Osterman & Company, a plastics resins broker and distributor. He was President of USI Chemicals Division and Corporate Vice President of Quantum Chemical Corporation from 1987 to 1989. He was also Vice Chairman of Old World Trading Company, a distributor of automotive products and industrial chemicals, in 1990. He also serves as a director of Petrolane, Inc., a retailer of propane products.

CLASS OF 1997
DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1997:

     ROBERT E. FRAZER, 66, has been a director of the Company since 1976. He was Chairman of the Board of The Dayton Power and Light Company from 1982 to 1987 and served as its Chief Executive Officer from 1978 through 1984. Mr. Frazer was also Chairman of the Board of DPL Inc., the parent company of the Dayton Power and Light Company, from its formation in 1986 until 1988.

     DIANE C. HARRIS, 52, was elected to the Board in 1993. She has been Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products company, since 1981. She is a director and Vice President of the Association for Corporate Growth.

     WILLIAM M. JORDAN, 51, has been a director since 1991. He has been President and Chief Executive Officer since 1993. He was elected Executive Vice President in 1990 and promoted to President in 1991. He served as Chief Operating Officer from 1990 to 1993. He became a Group Vice President in 1984 and joined the Company in 1972. He is a director of National City Bank, Dayton and NIBCO, a manufacturer of flow control products.

CLASS OF 1996
DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1996:

     JOHN S. HADDICK, 65, has been Chairman of the Board since 1990. He resigned as Chief Executive Officer in 1993 after approximately eight years of service in this capacity. He was President from 1983 to 1991 and became a director of the Company in 1983. He served as President and Chief Operating Officer during 1984 and as Executive Vice President and Chief Operating Officer during 1983. He joined the Company in 1953. He is also a director of Bank One, Dayton, NA and Price Brothers Company, a supplier of concrete products.

     KEVIN E. SHEEHAN, 49, was elected to the Board in 1990. He is a general partner of CID Equity Partners, a venture capital firm that concentrates on entrepreneurial midwestern companies. He was a Vice President with Cummins Engine Company, a manufacturer of diesel engines and related components, from 1980 until 1993.

     R. ELTON WHITE, 52, was elected to the Board in 1993. He retired in February 1994 as President and a director of NCR Corporation (now renamed AT&T
GIS), a computer systems manufacturer, after over 25 years of service to this company in various management capacities. He is a director of Keithley Instruments, an electronics test and measurement concern, Kohl's Corporation, a department store company and Conner Peripherals Inc., a manufacturer of storage systems for computers.

     Any shareholder who intends to nominate a director must, pursuant to
Article III, Section 2 of the By-Laws of the Company as approved by the Shareholders at the 1986 Annual Meeting of Shareholders, give written notice of such intention to the Secretary of the Company. The notice must be received at the principal executive offices of the Company not less than 50 days prior to the meeting (or if fewer than 60 days notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made) and must include specified information about the nominee and the shareholder. The proposed nomination will be referred to the Executive Committee of the Board for further consideration. No shareholder has to date notified the Company of any intention to nominate a director.

     MR. CHARLES L. BATES, JR. and MR. STEVEN C. MASON will step down from the Board effective at the Annual Meeting. Mr. Bates is a former Chairman and Chief Executive Officer of the Company's Valtek Incorporated subsidiary, and he began Board service in 1987. Mr. Mason, the Chairman and CEO of the Mead Corporation, joined the Board in 1985, and he served as Audit/Finance Committee chairman over the past year. Both Mr. Bates and Mr. Mason made significant contributions to the Company and will be missed.

BOARD COMMITTEES: MEMBERSHIP AND FUNCTIONS

     Five meetings of the Board were held in 1994. The number of meetings held by each of the three standing committees of the Board in 1994 was as follows:
Audit/Finance Committee -- four; Compensation Committee -- four; Executive Committee -- three.

     The Audit/Finance Committee, of which Mr. Mason is chairman and Mrs. Harris and Messrs. Bates and White are members, recommends annually the appointment of independent auditors for the Company. The Committee also advises the Board on strategic financial matters, including making recommendations to the Board on acquisitions, divestitures, major financings, capital structure and dividend policy. The Committee meets with the independent auditors, internal auditors and management personnel to review the scope and results of the annual audit of the financial statements of the Company and the recommendations of the independent auditors pertaining to accounting practices, policies and procedures and overall internal controls. The Committee also approves major capital expenditures made in the ordinary course of business.

     The Compensation Committee, of which Mr. Sheehan is chairman and Messrs. Frazer, Green and Schorr are members, has the responsibility of assuring that officers and key management personnel are compensated in a manner which is internally equitable, externally competitive and an incentive for effective performance in the best interest of shareholders. The Committee has the authority of the Board of Directors to fix the compensation of officers (with the Chief Executive Officer's compensation being ratified by the full Board) who are elected by the Board. The Committee also administers the Company's stock option, restricted stock and incentive compensation plans. It is responsible for approving an appropriate management succession plan and for recommending changes in director compensation to the Board. The report of the Committee on the Company's executive compensation practices is located on page 12 of this Proxy Statement.

     The Executive Committee, of which Mr. Frazer is chairman and Messrs. Haddick, Jordan, Mason and Sheehan are members, is empowered to exercise the full authority of the Board of Directors except as to matters not delegable to a committee under the New York Business Corporation Law. The Executive Committee also makes recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director.

     Each of the directors attended, in the aggregate, 75% or more of the 1994 meetings of the Board and of the standing committees on which he or she served.

DIRECTOR COMPENSATION

     Each non-employee director receives an annual retainer of $12,600 for services as a director, plus $750 for each meeting of the Board of Directors and $600 for each meeting of a committee of the Board which he or she attends as a committee member. A director who attends a meeting of a committee on which he or she does not serve receives one-half of the regular meeting fee. Committee chairmen receive an additional $500 per committee meeting. In addition, the chairman of the Executive Committee receives an additional $5,000 per year for service in this capacity. Furthermore, Mr. Haddick received an additional $40,000 per year for service as Chairman of the Board since the 1994 Annual Meeting of Shareholders.

     Under the Company's 1989 Restricted Stock Plan, each non-employee director receives 300 shares of Restricted Common Stock per year of the term for which he or she is elected to the Board at an Annual Meeting of Shareholders. Dividend and voting rights attach upon receipt of the Restricted Common Stock, and the Restricted Common Stock vests at the rate of 300 shares per year, unless the Restricted Common Stock is forfeited back to the Company due to earlier termination of Board service.

     Under the Company's current deferred compensation arrangements for directors, a non-employee director may elect to defer, in the form of cash and with interest, the receipt of the annual retainers and other meeting attendance fees payable to him or her as a director, until he or she terminates Board service. Under the proposed changes to these arrangements, the non-employee director could also, effective July 1, 1995, elect to have the deferred compensation invested in Common Stock to be received after termination of Board service, provided shareholder approval occurs at the Annual Meeting. No change in the amount of such compensation would occur through such approval. Further information about this proposal may be found on page 17 of this Proxy Statement.

     Each non-employee director, under the Company's Retirement Compensation Plan for Directors, receives an annual amount of $1,500 which is placed into a trust and deferred with interest until the director terminates service on the Board of Directors. The director may elect to receive such deferred payments either in a lump sum or in certain installments after leaving the Board.

     Finally, non-employee directors may also elect to receive discounted stock options, under the Company's 1989 Stock Option Plan, which are in lieu of and have a fair market value at time of grant equal to the elected portion of the annual retainer otherwise payable to the director.

     The Company maintains a liability insurance policy with the Chubb Group of Insurance Companies covering part of the Company's statutory rights and obligations to indemnify directors and officers and partially covering directors and officers in some instances in which they might not otherwise be indemnified by the Company. The current policy is for a one year term (expiring July 29, 1995) at a cost of approximately $105,000.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     Set forth in the table below is information as of March 1, 1995 with respect to the number of shares of Common Stock of the Company beneficially owned by each director and certain executive officers of the Company and by all directors and officers as a group. For purposes of this table, an individual is considered to "beneficially own" any shares of Common Stock (i) over which he or she exercises sole or shared voting or investment power or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 1, 1995.

                                                         (A)                           (B)
                                                ---------------------     ------------------------------
                                                                           NUMBER OF SHARES, INCLUDING
                                                    OPTION SHARES             OPTION SHARES SHOWN IN
                                                WHICH MAY BE ACQUIRED     COLUMN (A), BENEFICIALLY OWNED
                                                   WITHIN 60 DAYS           AS OF MARCH 1, 1995(A)(B)
                                                ---------------------     ------------------------------
Charles L. Bates, Jr..........................              --                          6,000
Hugh K. Coble.................................              --                            300
Curtis E. Daily...............................          31,360                         62,631(c)(d)
Robert E. Frazer..............................              --                          4,207
Ernest Green..................................           1,720                          3,961
John S. Haddick...............................          71,704                        153,376(c)
Diane C. Harris...............................              --                          1,200
Bruce E. Hines................................          27,970                         54,713(c)(d)
William M. Jordan.............................          31,960                         99,994(c)(d)
Steven C. Mason...............................              --                          2,049
Richard L. Molen..............................              --                            300
James F. Schorr...............................              --                          3,375
George A. Shedlarski..........................          24,750                         64,678(c)(d)
Kevin E. Sheehan..............................              --                          2,112
Mark E. Vernon................................          18,600                         38,607(d)
R. Elton White................................              --                            900
20 Directors and Officers as a Group..........         239,589                        571,171

- ---------------

(a) Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his or her immediate family members.

(b) No director or executive officer owns in excess of 1% of the outstanding shares of Common Stock of the Company. All directors and executive officers as a group own 3.0% of the outstanding shares of Common Stock of the Company. Percentages are calculated on the basis of the number of shares outstanding at March 1, 1995 plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

(c) The following shares were held as of December 31, 1994 by The Duriron Company, Inc. Savings and Thrift Plan Trust for the following individuals:
    Mr. Haddick -- 4,991; Mr. Jordan -- 10,082; Mr. Hines -- 1,548; Mr.
    Shedlarski -- 4,098; Mr. Daily -- 1,369; and all directors and executive officers as a group -- 26,842. This plan's participants have the right to vote shares held for their accounts in this plan, but disposition of the shares is restricted and may be made only in accordance with the terms of the plan.

(d) Includes 15,000 shares each held by Mr. Jordan, Mr. Hines, Mr. Shedlarski, Mr. Daily and Mr. Vernon, and 93,900 shares held by all directors and executive officers as a group, which are subject to restrictions on resale and forfeiture back to the Company, but which have full voting and dividend rights.

                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and its four other highest compensated officers in 1994.

                         SUMMARY COMPENSATION TABLE(1)

                                        ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                              ----------------------------------------   -----------------------------------
                                                                                  AWARDS             PAYOUTS
                                                                         -------------------------   -------
             (A)               (B)     (C)       (D)          (E)           (F)           (G)          (H)         (I)
                                                             OTHER       RESTRICTED    SECURITIES
                                                             ANNUAL        STOCK       UNDERLYING     LTIP      ALL OTHER
                                      SALARY    BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
 NAME OF PRINCIPAL POSITION   YEAR    ($)(2)    ($)(3)        (4)          ($)(5)         (#)        ($)(6)       ($)(7)
- ----------------------------- -----  --------  --------   ------------   ----------   ------------   -------   ------------
William M. Jordan............  1994   275,000  262,078(8)        42              0       12,000           0        4,221
  President and Chief          1993   265,980   101,120       1,467              0        8,000      69,120        2,208
    Executive Officer          1992   206,154         0           0              0        7,600      75,790        4,715

Bruce E. Hines...............  1994   182,200   132,867           0              0        6,750           0        5,473
  Senior Vice President and    1993   180,861    64,228           0              0        4,500      57,960        5,426
  Chief Administrative         1992   172,057         0           0              0        4,600      50,050        5,162
    Officer

George A. Shedlarski.........  1994   179,200   115,101           0              0        6,750           0        5,274
  Group Vice President         1993   177,631    50,783           0              0        4,500      43,680        2,664
                               1992   167,500         0           0              0        3,500      52,030        5,025

Curtis E. Daily..............  1994   155,435   126,184           0              0        6,750           0        5,274
  Group Vice President         1993   137,677    35,105           0              0        4,500      29,280        4,130
                               1992   130,404         0           0              0        2,700      32,450        3,912

Mark E. Vernon...............  1994   163,982    86,658           0              0        6,750           0       11,395
  Group Vice President         1993   154,195    61,746           0        225,000       10,000      36,666       13,112
                               1992   139,841    56,302           0              0        1,800           0       12,304

- ---------------

(1) The salary, annual bonus and long-term payouts may be deferred with interest by the recipient until retirement. The annual bonus and long-term payouts may also be deferred in the form of Common Stock.

(2) No increase in the base salary of these officers was made in 1994, except for a promotional increase to Mr. Daily.

(3) Reflects annual bonus earned but actually paid in following calendar year.

(4) Does not include value of certain perquisites which are less than 10% of annual salary but includes certain interest credited to deferred compensation.

(5) Messrs. Jordan, Hines, Shedlarski and Daily received a special grant of 15,000 shares of restricted stock in 1991 at the then current market value of $14.80 (adjusted for a three-for-two split in 1994) per share, and Mr. Vernon received a counterpart grant in 1993 at then current (and so adjusted) market value of $15.00 per share. At the market price on December 31, 1994, the restricted shares have an aggregate value of $266,250 per individual. These restricted shares represent the only such restricted holdings of such officers. Regular dividends are payable and voting rights apply on all such restricted shares.

(6) Based on three year performance plan ending in December of noted year but actually paid in following year. Payment to all above named officers was one-half cash and one-half shares of Common Stock of the Company at the then equal fair market value.

(7) Reflects Company contributions to officer accounts in defined contribution benefit plans (which are generally available to salaried employees) in the following amounts: Jordan -- $3,183; Hines -- $4,500; Shedlarski -- $4,500; Daily -- $4,500 and Vernon -- $10,620 (Mr. Vernon participates in a Company subsidiary's profit sharing plan in which no other officers participate). Also reflects the computation, under SEC rules, of the actuarial value to these officers of the non-term portion of an executive "split dollar" life insurance program, in the following amounts: Jordan -- $1,038;
    Hines -- $973; Shedlarski -- $774; Daily -- $774 and Vernon -- $775.

(8) Mr. Jordan elected to take his 1994 bonus in the form of 13,977 shares of Common Stock, payable after retirement, which resulted in his bonus being increased 5% in value over its cash equivalent under the applicable executive incentive plan. The procedure for determining the number of shares payable in lieu of cash is also fixed under this plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of Stock Options under the Company's 1989 Stock Option Plan to its executives shown on the Summary Compensation Table. No Stock Appreciation Rights were granted in 1994 either in tandem with such Stock Options or otherwise, and no previously outstanding Stock Options were amended in 1994 to change the exercise price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED ANNUAL
                                                                                                          RATES OF STOCK PRICE
                                                                                                            APPRECIATION FOR
                                                          INDIVIDUAL GRANTS                                    OPTION TERM
                                   ---------------------------------------------------------------       -----------------------

               (A)                      (B)              (C)               (D)             (E)             (F)            (G)
                                     NUMBER OF        % OF TOTAL
                                    SECURITIES         OPTIONS
                                    UNDERLYING        GRANTED TO       EXERCISE OR
                                      OPTIONS        EMPLOYEES IN      BASE PRICE       EXPIRATION
               NAME                GRANTED(#)(1)     FISCAL YEAR         ($/SH)            DATE           5%($)          10%($)
- ---------------------------------- -------------     ------------      -----------      ----------       --------       --------
William M. Jordan.................     12,000             9.96%           $16.75          10/20/04        126,408        320,342
Bruce E. Hines....................      6,750             5.60%           $16.75          10/20/04         71,104        180,193
George A. Shedlarski..............      6,750             5.60%           $16.75          10/20/04         71,104        180,193
Curtis E. Daily...................      6,750             5.60%           $16.75          10/20/04         71,104        180,193
Mark E. Vernon....................      6,750             5.60%           $16.75          10/20/04         71,104        180,193

- ---------------
(1) All Stock Options granted were ten year term incentive Stock Options, except for 4,836 shares of Mr. Jordan's 12,000 share grant which were nonqualified. The exercise price of all these Stock Options was equal to the fair market value on the date of grant, with pro rata vesting occurring on each grant anniversary until fully vested on the third anniversary of grant. All these Stock Options have tandem limited rights which, in general, allow the optionee to receive the value of the Stock Option in the event of a change of control of the Company.

OPTION/SAR EXERCISES AND HOLDINGS

     For the executives named in the Summary Compensation Table, the following table sets forth information concerning the exercise of Stock Options and/or SARs during 1994 and the unexercised Stock Options and SARs held by such executives as of the end of 1994.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       FISCAL YEAR-END OPTION/SAR VALUES


              (A)                      (B)               (C)              (D)                (E)
                                                                       NUMBER OF
                                                                      SECURITIES           VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED        IN-THE-MONEY
                                                                     OPTIONS/SAR'S      OPTIONS/SAR'S
                                                                     AT FY-END(#)        AT FY-END($)
                                      SHARES                         -------------     ----------------
                                   ACQUIRED ON          VALUE        EXERCISABLE/        EXERCISABLE/
              NAME                EXERCISE(#)(1)     REALIZED($)     UNEXERCISABLE     UNEXERCISABLE(2)
- --------------------------------  --------------     -----------     -------------     ----------------
William M. Jordan...............       6,931             57,438      31,960/28,940       132,192/69,348
Bruce E. Hines..................           0                  0      19,857/27,243       103,925/72,866
George A. Shedlarski............       4,500             39,359      24,750/15,750        96,988/38,419
Curtis E. Daily.................       6,147             81,071      19,665/26,425       125,003/67,212
Mark E. Vernon..................         892              6,017       8,152/20,348        27,165/46,540

- ---------------
(1) Mr. Jordan, Mr. Shedlarski and Mr. Daily paid the exercise price through the exchange of previously owned shares of Common Stock, so that Mr. Jordan, Mr. Shedlarski and Mr. Daily realized a net increase in share holdings of 3,106, 2,007 and 4,434, respectively, as the result of these exercises.

(2) Based upon the excess, where applicable, of the market value of $17.75 per share at December 31, 1994, of the shares covered by Stock Options held by these officers, over the applicable exercise prices of such Stock Option shares.

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning awards made during 1994 under the Company's Long-Term Incentive Plan to the executives shown on the Summary Compensation Table.

                           LONG-TERM INCENTIVE PLANS
                           AWARDS IN LAST FISCAL YEAR

                                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                                                                                       NON-STOCK PRICE-BASED PLANS
                                                                               -------------------------------------------
            (A)                     (B)                      (C)                   (D)             (E)             (F)
                             NUMBER OF SHARES,      PERFORMANCE OR OTHER
                              UNITS OR OTHER       PERIOD UNTIL MATURATION      THRESHOLD        TARGET          MAXIMUM
           NAME                RIGHTS (#)(1)            OR PAYOUT(2)           ($ OR #)(3)     ($ OR #)(4)     ($ OR #)(5)
- ---------------------------  -----------------     -----------------------     -----------     -----------     -----------
William M. Jordan(6).......     1,472 Units         February 1997 Payout        736 Units      1,472 Units     2,944 Units
Bruce E. Hines(6)..........       926 Units         February 1997 Payout        463 Units       926 Units      1,852 Units
George A. Shedlarski(7)....       695 Units         February 1997 Payout        348 Units       695 Units      1,390 Units
Curtis E. Daily(7).........       695 Units         February 1997 Payout        348 Units       695 Units      1,390 Units
Mark E. Vernon(7)..........       695 Units         February 1997 Payout        348 Units       695 Units      1,390 Units

- ---------------
(1) Each unit valued at $100.00

(2) Performance measured against preestablished performance goal (three year net asset return goal as determined on the basis of a premium over a published independent index of capital spending by the Company's primary markets) for all awardees for the three year period of January 1, 1994 through December 31, 1996. Any payment to the above named officers will be one-half cash and one-half in shares of Common Stock at the then equivalent fair market value.

(3) Payout at threshold (80% of "net asset return" performance target) is 50% of grant.

(4) Payout at target is 100% of grant.

(5) Maximum payout (125% of "net asset return" performance target and stipulated revenue growth over capital spending rate of such index) is 200% of grant.

(6) Target unit award is 45% of salary midpoint of position held.

(7) Target unit award is 35% of salary midpoint of position held.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age of 65 under the Company's qualified defined benefit pension plan, as well as a nonqualified supplemental pension plan that provides certain additional retirement benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. All executive officers except Mr. Vernon are covered by these plans.

                             PENSION PLAN TABLE (1)

                                         YEARS OF SERVICE(2)
                    -------------------------------------------------------------
REMUNERATION(3)        15           20           25           30           35
- ---------------     ---------    ---------    ---------    ---------    ---------
    $150,000         $ 29,312     $ 39,083     $ 48,853     $ 58,624     $ 68,394
     200,000           39,812       53,083       66,353       79,624       92,894
     250,000           50,312       67,083       83,853      100,624      117,394
     300,000           60,812       81,083      101,353      121,624      141,894
     350,000           71,312       95,083      118,853      142,624      166,394
     400,000           81,812      109,083      136,353      163,624      190,894
     500,000          102,812      137,083      171,353      205,624      239,894

(1) Benefits are calculated as annual straight life annuity amounts beginning at age 65 and are not reduced by any federal Social Security benefits. Optional payment forms of actuarial equivalence are also available.

(2) Current credited years of service for pension benefit calculation: Jordan -- 22; Shedlarski -- 22; Hines -- 23; Daily -- 30; Vernon -- Not Applicable.

(3) Covered compensation for pension benefit calculation includes (i) only base salary and annual bonus shown on Summary Compensation Table and (ii) average annual base salary and annual bonus for the three highest consecutive years during the participant's last ten years preceding retirement.

                        REPORT OF COMPENSATION COMMITTEE
                       CONCERNING EXECUTIVE COMPENSATION

     The Compensation Committee of the Board consists of four directors, none of whom is a present or former officer or employee of the Company. The Board-adopted statement of purposes and responsibilities of the Compensation Committee states that the Committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. Within that framework, and in order to tie compensation directly to performance, the Committee has adopted an "incentive-leveraged" compensation policy which offers the Company's officers the opportunity to supplement conservative base salaries with substantial cash and stock-based incentives, all as more fully described below.

     As applicable to executive officer personnel, including the Chief Executive Officer, the Committee has established a base salary structure which places officers' salaries (after at least three years proven performance in the position) at approximately ten percent below the Hay Management Consultants' national salary survey median in relation to salaries paid to similar executive positions at bonus paying industrial corporations. (This survey analysis involves a comparison to a broader group of companies than shown in the performance graph on page 15 in order to consider overall executive compensation trends.) If no incentive awards are paid, officer compensation is paid in the lowest quartile of total compensation of counterpart executive positions, under this survey.

     In order to seek an independent professional opinion and analysis as to the conformance of such executive compensation to this policy and relative positioning to other companies' executive compensation levels, the Committee directly commissioned a comprehensive review of the Company's executive compensation by Hewitt Associates in 1994. The Committee intends to continue to review these compensation programs with periodic input from independent consultants to ensure the continued compliance of these programs to this policy and positioning.

     Annual and Long-Term Incentive Plans allow opportunities, through effective performance against goals, for significant additional cash and stock compensation for the Chief Executive Officer and other officers. Performance goals, which must be met in order to earn payment of incentive compensation target awards, are set to reward superior performance, and incentive awards are payable only if the Company achieves or exceeds predetermined results against quantitative financial performance measures, including return on shareholders' equity and/or return on net assets. During 1994, for the Company's Chief Executive Officer, annual and long-term incentives were set, when combined, to be 110% of his individual salary range midpoint if all goals were met. In comparison, the total combined annual and long-term incentives were set within a band of 75% to 100% of salary range midpoint for other officers.

     As additional incentive, both the Annual and Long-Term Plans contain a leveraged payment schedule for performance both above the minimum performance threshold and above goal. Under this approach, performance above the threshold but below goal gives rise to awards which are a lesser percentage of the target payment than the level of goal attainment actually achieved. Under the Annual Plan, for example, attainment of 75% of goal performance (the minimum threshold for any payment), provides an award of only 40% of the target payment. However, the attainment of above goal performance gives rise to payments which are a higher percentage of the target payment than the percentage of goal actually attained. Under another Annual Plan example, attainment of 125% of goal provides an award which is 150% of the target payment (or the maximum award payable under the Annual Plan).

     The specific performance goals under these incentive plans are established by the Compensation Committee. In the case of the Annual Plan, the goals for a year are set at or before the beginning of the year and, for the Long-Term Plan, the goals for a "performance cycle" (customarily three years) are set at or before the beginning of the cycle. Return on net assets (RONA) goals were selected by the Committee as the predominant measure of performance for both the year 1994 under the Annual Plan (as applicable to executive officers) and for the 1992-94 performance cycle under the Long-Term Plan. In the case of the 1994 Annual Plan, the 1994 RONA goals for all officers were fixed and based on attainment of the Company's financial objectives under its 1994 business plan approved by the Board in December, 1993. In the case of the 1992-94 cycle of the Long-Term Plan, a RONA goal was set in February, 1992 through indexation (within a predetermined range) to a fixed premium over an independently calculated and published rate of growth in capital spending over this three year period in the primary industries which the Company's principal products serve.

     Mr. Jordan and the other officers received awards under the 1994 Annual Plan since the Company's financial performance met or exceeded the applicable pre-established financial goals. Mr. Jordan's award was equivalent to 95% of his 1994 salary, while the counterpart range of awards for the other officers noted in the Summary Compensation Table extended from 81% to 53%. In addition to the higher annual incentive leverage of Mr. Jordan's total cash compensation plan, the diversity in such percentages derived from the fact that the RONA target for Mr. Jordan was solely based on total corporate performance, while the officers in charge of operating business units had a portion of their RONA target based only upon the RONA performance of the business units for which they were directly responsible. Furthermore, Mr. Jordan's award under the Annual Plan was increased by 5% over its cash equivalent since he elected, pursuant to an option available under the Annual Plan, to receive this award in the form of 13,977 shares of Common Stock, payable after retirement.

     No awards were made for the 1992-94 performance cycle of the Long-Term Plan since the Company's performance during this three year period did not meet the minimum level for payment.

     Stock-based forms of incentive compensation utilized by the Company include stock options and restricted stock awards. As well as providing incentives, these programs enhance the commonality of interests between shareholders and management by encouraging increased share ownership by management. With regard to stock options, the Committee has adopted a stock option plan administration policy where options are granted annually to officers and selected other key managers. The number of options granted in 1994 to Mr. Jordan and the other officers was based, in general, upon their respective salary range midpoints, the market price of a share of Common Stock at date of grant and their past receipt of stock option grants. The Committee also then considered certain subjective factors in approving these grants, including the personal job performance of the applicable officer recipients and their ability to help the Company achieve future goals.

     The Committee has adopted an Equity Incentive Plan, the purposes of which include requiring current officers to make a personal cash investment in Common Stock and providing participants with substantial incentives to increase share value. Participants in the Plan include all individuals noted in the Summary Compensation Table. Features of the Plan include a one-time grant of both 15,000 shares of Restricted Stock and of a Stock Option covering 15,000 shares to each participant. The Plan also requires participants, in order to receive full Plan benefits, not to sell any of their Common Stock acquired from any source during the ten year term following their grant without Committee consent. Plan participants may only exercise Stock Options granted under the Plan to the extent that they have otherwise acquired Common Stock during this term. All of this Restricted Stock is forfeited if the participant's employment with the Company terminates (for any reason other than death, disability or retirement) prior to the fifth anniversary of his grant, and one-half of the Restricted Stock award is forfeited if the participant's employment terminates prior to the tenth anniversary of his grant. Plan participants are also required to accept at least one-half of any applicable Long-Term Plan awards in the form of Common Stock. Mr. Vernon received a grant under this Plan in 1993, while the other officers listed in the Summary Compensation Table received their counterpart grants in 1991.

     The Committee has not formally considered nor adopted a policy with regard to qualifying executive compensation plans for tax deductibility under Internal Revenue Code Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers named in the Proxy Statement to $1 million per year. The Committee has not yet seen any need to address this issue, since current Company executive compensation is below the level at which this new tax limitation would apply.

                                          K. E. Sheehan, Chairman
                                          R. E. Frazer
                                          E. Green
                                          J. F. Schorr

                                 COMPANY STOCK
                               PERFORMANCE GRAPH

     The following chart compares the cumulative total return, assuming monthly reinvestment of dividends, of the Company's Common Stock for the five year period beginning December 31, 1989 against (i) the Standard & Poor's Machinery-Diversified Index (which is comprised of companies also in the heavy duty capital equipment industry) and (ii) the Standard & Poor's 500 Index (which is a broad equity market index).

                          TOTAL RETURN TO SHAREHOLDERS
                              REINVESTED DIVIDENDS

                                                                  S&P
  MEASUREMENT PERIOD                                           MACHINERY
(FISCAL YEAR COVERED)           THE COMPANY      S&P 500      DIVERSIFIED
- ---------------------           -----------      -------      -----------
         1989                     100.00          100.00         100.00
         1990                     111.98           96.90          86.26
         1991                     143.00          126.42         102.54
         1992                     155.96          136.05         104.63
         1993                     151.77          149.76         154.93
         1994                     176.26          151.74         150.81

                             EMPLOYMENT AGREEMENTS

     The Company is subject to contracts with Messrs. Jordan, Hines, Shedlarski, Daily and Vernon and certain other officers and key employees of the Company providing for, among other things, the payment of severance benefits in the event that the individual's employment with the Company is terminated under specified circumstances within two years after a change in control of the Company.

     The severance benefits under each contract include, among other things, payment of the following: (i) twice the sum of the individual's base annual salary plus the average amount awarded to the individual under any incentive compensation plan or arrangement for the two preceding years; (ii) the value of any outstanding Stock Options held by the individual under any Stock Option plan of the Company, determined in accordance with a formula set forth in the contract; (iii) a supplemental pension payment equivalent to the additional benefit which would be earned for two additional years of service; and (iv) all legal fees and expenses incurred by the individual as a result of his termination of employment. The term of each such contract continues until December 31, 1996, subject to extension beyond that date by agreement of the parties.

     The Company maintained an employment agreement with Mr. Haddick covering the period from his resignation as Chief Executive Officer effective February 15, 1993 until his retirement date on March 21, 1994. Mr. Haddick provided services thereunder on an "as needed" basis at the direction of either the Board or Mr. Jordan. This contract provided him with compensation at the rate of $13,958 per month with standard employee benefits until his retirement.

     The Company has also entered into a supplemental pension agreement with Mr. Jordan under which Mr. Jordan is entitled to a nonqualified pension supplement upon retirement. The supplement is computed by calculating the amount necessary for Mr. Jordan to receive the same total pension benefit at attainment of age 60 that he would receive under the Company's existing qualified and nonqualified pension plans at age 65.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is information about the only party known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. This information is based upon filings made with the Securities and Exchange Commission and the Company by such party.

                                                                         NUMBER OF
                                                                           SHARES
                                                                        BENEFICIALLY      PERCENTAGE
                           NAME AND ADDRESS                                OWNED         OF THE CLASS
- ----------------------------------------------------------------------  ------------     ------------
RCM Capital Management(a)
  Four Embarcadero Center
  San Francisco, California 94111.....................................   1,381,950            7.3%

- ---------------
(a) RCM Capital Management ("RCM") has represented that such shares were acquired by itself and its affiliated entities in the ordinary course of its investment business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company. RCM has further represented that RCM has sole voting power over 1,169,950 shares and sole dispositive power over 1,381,950 shares.

                       APPROVAL OF DIRECTOR DEFERRAL PLAN

     At the Annual Meeting, shareholders will be asked to approve an amendment and restatement of the Director Deferral Plan (the "Plan") through which non-employee directors will be able to elect that their annual retainers and meeting fees be invested in Common Stock and then received following termination of Board service.

     No change in the amount of this compensation for non-employee directors would occur through this requested shareholder approval. The only change would be to add a new form of compensation, referred to hereafter as "Deferred Shares", as an alternative available to a non-employee director under the Plan.

     The Board believes that this approval is in the best interest of shareholders by enabling these directors to increase their holdings of Common Stock in a tax advantaged way and thus their commonality of interest with shareholders.

     At the present time, non-employee directors receive the following retainers and meeting fees which are eligible for deferral under the Plan (and which will not change in amount as a result of approval of the proposal).

                          TYPE OF COMPENSATION                              AMOUNT
- ------------------------------------------------------------------------    -------
I.    Annual Retainer -- All Non-Employee Directors.....................    $12,600
II.   Attendance Fees
      a) Board Meeting..................................................        750
      b) Committee Meeting
         i) As Member (Non Chairman)....................................        500
         ii) As Committee Chairman......................................      1,000
         iii) As Non Member.............................................        250
III   Special ANNUAL Retainer -- Chairman of Board......................     40,000
IV    Special ANNUAL Retainer -- Executive Committee Chairman...........      5,000

     All directors except Mr. Jordan, who is employed as President and CEO, are eligible for this compensation. Nine individuals will constitute the group of eligible non-employee directors as of the date of the Annual Meeting. No officers of the Company would be affected in any way by this proposed shareholder approval.

     Under the Company's current Plan, directors may defer, at their personal option, this compensation only in the form of cash. If they do so in accordance with federal tax rules, federal income tax on this deferred compensation is not payable until the compensation is received following the termination of Board service. Interest is credited to the deferred amounts until actually paid to the directors.

     The amendment to the Plan to permit the director to elect Deferred Shares as such compensation, if approved by shareholders, would be implemented and administered to prevent any dilution of the Common Stock through the following procedures. If a non-employee director would desire to elect Deferred Shares under this proposal, he or she would be required to file an appropriate election with the Company prior to the period for which such compensation will be earned. The cash equivalent of the compensation then so deferred would be transferred on a quarterly basis to the trustee of a rabbi trust. The trustee would then use this cash to purchase shares of Common Stock on the open market at the then current market value. The trustee would hold this acquired Common Stock in a trust account for the benefit of the deferring director. Any dividends paid on these Deferred Shares would be credited into a counterpart cash account of the trust for the director, with future interest also credited on these dividends at a floating rate tied to a "Single A" rated bond index. The balance held within these trust accounts, including Deferred Shares, dividends and interest, would be paid to the deferring director at the termination of his or her Board service in either a lump sum or installments, depending on the director's election to defer, but subject to any prior claims of Company creditors.

     The implementation of this stock deferral alternative for directors is contingent upon shareholder approval of the amended and restated Plan at the Annual Meeting. A copy of the amended and restated Plan is attached to this Proxy Statement as Attachment A for shareholder review.

     If so approved by shareholders, the amended and restated Plan will take effect on July 1, 1995.

     The Board believes, for the following reasons, that shareholder approval of the amended and restated Plan will stimulate an increase in the holdings of Common Stock by the directors. First of all, this approval would enable a non-employee director to meet his or her personal tax planning objectives and still use his or her annual retainer(s) and meeting fees to acquire Common Stock. This tax flexibility is not currently available to non-employee directors. Additionally, the Board has been advised by legal counsel that such shareholder approval will enable directors to so acquire beneficial ownership of Common Stock under transactions deemed "exempt" from potential liabilities incurred under Section 16(b) of the Securities Exchange Act of 1934. With this protection, the directors will feel more flexibility to acquire Common Stock without fear of inadvertent or unintentional violation or possibly alleged violation of this law.

     Under SEC rules, approval of the amended and restated Plan requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions, because they are shares present and entitled to vote at the meeting, have the same effect as a vote against the Plan. On the other hand, broker non-votes, because they are not entitled to vote on the Plan at the meeting, are disregarded in the calculation of the shares entitled to vote and have the effect neither of a vote for nor a vote against the Plan.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDED AND RESTATED DIRECTOR DEFERRAL PLAN TO PERMIT NON-EMPLOYEE DIRECTORS TO ELECT TO INVEST THEIR RETAINERS AND MEETING FEES IN THE FORM OF COMMON STOCK PAYABLE AFTER TERMINATION OF BOARD SERVICE.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     At the recommendation of the Audit/Finance Committee, the Board has appointed Ernst & Young LLP as independent auditors for the Company for the year 1995, subject to approval by the shareholders. Unless otherwise directed by the giver of the Proxy, it is intended that the persons acting under the accompanying Proxy vote the shares represented thereby in favor of approval of such appointment.

     Ernst & Young LLP has performed an audit of the Company's financial statements annually since 1956. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

     Under New York law, this approval of the appointment of Ernst & Young LLP requires a majority of votes cast on the proposal at the Annual Meeting.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 1995.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters of business which may be brought before the Annual Meeting. However, it is intended that, as to any such other matters or business, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting such Proxy.

                            SHAREHOLDERS' PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's Proxy Statement and form of Proxy for the 1996 Annual Meeting of Shareholders must be received by the Company at 3100 Research Boulevard, Dayton, Ohio 45420,
Attention: Secretary, on or before November 10, 1995 in order to be eligible for such inclusion. The 1996 Annual Meeting of Shareholders is tentatively scheduled to be held on April 20, 1996, with such date being subject to change.

                            SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of Proxy will be borne by the Company. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward Proxy materials to their principals and to obtain authorization for the execution of Proxies. Directors, officers and regular employees of the Company may solicit Proxies personally from some shareholders if Proxies are not received promptly. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in handling Proxy materials.

                                          THE DURIRON COMPANY, INC.

                                          By RONALD F. SHUFF
                                            Secretary

                                                                    ATTACHMENT A

                           THE DURIRON COMPANY, INC.
                              AMENDED AND RESTATED
                             DIRECTOR DEFERRAL PLAN

                            (EFFECTIVE JULY 1, 1995)

     1. PURPOSE OF THE RESTATEMENT. The purpose of this amendment and restatement ("Restatement") to the Deferred Compensation Plan for Directors (the "Plan") is to add the opportunity for a member (a "Director") of the Board of Directors to elect to defer all or a specified part of the "Compensation" (as defined hereafter) in the form of "Deferred Shares" (as defined hereafter) at his/her option, and thereby not be limited to deferrals in the form of cash only, as applied prior to this Restatement. As part of this Restatement, the Plan's full name shall be changed to the "Director Deferral Plan."

     2. COMPENSATION UNCHANGED. The amount of Compensation payable to Directors shall remain unchanged as the result of the adoption of this Restatement. "Compensation," for the purposes of the Plan, shall mean the payments to the Directors for services rendered and shall include the annual retainer, cash compensation for services as a member of a Committee of the Board of Directors, meeting attendance fees, Committee Chairmanship fees, and Board Chairmanship fees.

     3. SHAREHOLDER APPROVAL REQUIREMENT. This Restatement is subject to approval by the shareholders of the Company at the 1995 Annual Meeting of Shareholders. If such approval is not attained for any reason, this Restatement shall be null and void and not become effective on July 1, 1995, with the Plan in effect prior to such date then continuing in effect.

     4. ELECTION TO DEFER.

     (a) A Director may execute an election with the Company to defer the payment of all, or a specified part in an increment of 10%, of the Compensation payable for services as a Director through completion of a form (Exhibit "A") or any substantially similar document to be delivered to and be subject to acceptance by the Secretary of the Company. An election to defer Compensation shall be effective as of the day specified on the election form or, if not stated, on the first day of the next succeeding calendar quarter. In the case, however, of a person who has been elected to serve as a Director but whose term has not yet commenced, the election to defer shall be effective as of such date as may be specified in the election form. In either case, the election shall apply only to Compensation payable for services rendered on or after the effective date of the election to defer. Any election form utilized to begin deferrals prior to July 1, 1995 shall be valid to the extent that the election could have been made under the Plan prior to this Restatement, with any purported election of deferred Company Common Stock, $1.25 per share par value ("Deferred Shares") prior to July 1, 1995 being deemed to an election of deferred cash until July 1, 1995. Such election of Deferred Shares will be honored as elected for periods after July 1, 1995, provided six months advance notice of the election of Deferred Shares is made. The election to defer shall remain in effect until terminated or changed as provided in this Plan.

     (b) A Director may terminate any election to defer the payment of the Compensation relating to future services by giving notice of termination to the Company. A Director may change any election to defer the payment of Compensation relating to future services either in the manner provided in the election or by executing a new election with the Company. Any such termination or change in the amount to be deferred shall be effective only with respect to Compensation payable for services as a Director on or after the first day of the next succeeding calendar quarter, subject to Section 4(e) below.

     (c) A Director, who has in effect an election to defer compensation under the Company's Deferred Compensation Plan for Directors in effect prior to July 1, 1995, and who desires to defer all or a portion of his/her Compensation relating to services on and after July 1, 1995, shall execute with the Company a new election form dated after December 1, 1994 to so defer under the Plan, if the Director wishes to elect Deferred Shares (as defined hereafter). Election forms received prior to December 1, 1994 which were submitted under the Plan prior to this Restatement shall continue to be valid until and unless revoked, and they shall apply for periods after July 1, 1995 with regard to elections to defer Compensation in the form of cash.

     (d) If the Director elects to receive a "Director Stock Option" in lieu of his/her annual retainer, all as specified in the Company's 1989 Stock Option Plan, his/her election to defer hereunder shall be interpreted to exclude such retainer but still include his/her other forms of Compensation stated in Section
1. If he or she does not elect such a Director Stock Option in any following year thereafter, his/her election to defer shall then automatically be interpreted to include such retainer for such following year or years, subject to Section 4(e).

     (e) If the Director makes an initial election of Deferred Shares or elects to increase the percentage of the amount deferred in the form of Deferred Shares, such deferral shall take effect, unless otherwise specified for a later time, for the next following calendar quarter, provided that such deferral shall be in the form of cash until at least six months has transpired from the effective date of election, with the deferral being in the form of Deferred Shares thereafter. However, no such six month waiting period shall apply to such Deferred Shares if the Company is advised by legal counsel that such six month period is unnecessary for such deferral of Deferred Shares to qualify as an "exempt" transaction under Section 16(b) of the Securities and Exchange Act of 1934.

     5. FORM OF DEFERRAL.

     (a) A Director may elect to defer his or her Compensation in the form of cash or Deferred Shares. If the Director wishes to elect payment in Deferred Shares, the Director must so designate on his/her aforementioned election ("Exhibit A") to be delivered to the Secretary of the Company.

     (b) The issuance or delivery of Deferred Shares pursuant to the Plan shall be subject to, and shall comply with, any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder), any securities exchange upon which the Deferred Shares may be listed and any other law or regulation applicable thereto. The Company shall not be obligated to issue or deliver any Deferred Shares pursuant to the Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements. The foregoing shall not, however, be deemed to require the Company to effect any registration of Shares under any such law or regulation, although the Company may elect to do so.

     (c) If the Director fails to designate an election of cash or Deferred Shares on his/her otherwise valid election to defer his/her Compensation, then the Compensation shall be deferred in the form of cash.

     (d) Notwithstanding a Director's election to defer his/her Compensation in the form of Deferred Shares, the deferral for any particular calendar quarter shall be in the form of cash if, in the opinion of counsel for the Company, such a deferral in the form of Deferred Shares could give rise to liability to the Director and/or Company under applicable laws governing "insider trading" by directors in public companies. Additionally, any election by a Director of Deferred Shares shall be invalid and the deferral applicable to a calendar quarter made in the form of cash, where the Director has disposed of any shares of the Company's

Common Stock within six months of the calendar quarter applicable to the deferral, if the Company is advised by counsel that such deferral does not qualify as being "exempt" under Section 16 of the Securities Exchange Act.

     6. DIRECTORS' ACCOUNTS.

     (a) Directors' Accounts for Deferred Cash. The Company will establish and maintain a separate account for each Director who has elected to defer his/her Compensation in cash, in which the amount of the Director's deferred cash will be recorded. The Company will credit to each such cash account, as of the first day of each calendar quarter, interest on the amount then credited to such account, including all previous credits to such account by operation of this Section, computed at an annual rate equal to the average composite bond yield for Single A bonds, rounded to the nearest 1/10 of 1%, as published for the month last preceding the beginning of such calendar quarter in the Standard & Poor's Indexes of the Securities Markets.

     (b) Directors' Accounts for Deferred Shares Award. The Company will establish a separate account for each Director who has elected Deferred Shares, in which the Director's Deferred Shares will be maintained. The Company will create this account through a trust (the "Trust") established by the Company, with the applicable trustee (the "Trustee") maintaining such Deferred Shares pursuant to the Trust. The Company shall fund such account by providing the applicable deferred cash to the Trustee during the first month of the calendar quarter at approximately the same time that the cash would otherwise be paid to the director with instructions to the Trustee to purchase such Deferred Shares for this account on the open market, and with the Company paying or reimbursing the Trustee for any brokerage or other transaction fees. Any dividends paid on the Deferred Shares in this account ("Dividends") will be credited to the aforementioned deferred cash account of the Director, with interest to be credited to the Dividends in the same manner as credited to deferred cash. The Trustee will have voting rights on all Deferred Shares prior to distribution.

     (c) Unsecured Account. Any amount credited to either the cash or Deferred Shares accounts of a Director as deferred Compensation, or as interest or Dividends paid on such deferred Compensation, will represent only an unfunded and unsecured promise of the Company to pay the amount so credited in accordance with the terms of the Plan. Neither a Director nor any beneficiary of a Director will acquire any right, title, or interest in any asset of the Company as a result of any amount of cash or Deferred Shares credited to a Director's account or accounts. At all times, a Director's rights with respect to the amount credited to his/her account or accounts will be only those of an unsecured creditor of the Company. The Company will not be obligated or required in any manner to restrict the use of any of its assets as a result of any amount credited to a Director's account or accounts. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.

     7. PAYMENT OF DEFERRED COMPENSATION. Deferred Compensation will be distributed only in accordance with the following sections.

     (a) Termination of Service. In the event a Director leaves service from the Company's Board of Directors for any reason, any deferred cash Compensation, any Deferred Shares, the interest and applicable Dividends on such deferred Compensation previously or currently credited to his/her account, will be distributed commencing within 60 calendar days of his/her termination in accordance with the method of distribution elected by the Director. The Director may elect to receive such distribution in a lump sum, in equal annual installments (not exceeding ten) or some designated combination thereof. If the election is a lump sum, interest and Dividends will be credited to the account through the date of distribution, and the entire deferred cash amount will be paid, and the entire Deferred Shares account balance will be transferred in kind, to the Director within 60 days of his/her termination. If installments have been elected, interest and Dividends will be calculated through the date of termination pursuant to Section 6 and added to the account. The resulting deferred cash account total shall be divided equally by the number of installments elected and the first payment made within 60 days of termination. The second and all subsequent installment payments shall be made between January 1 and 30 of each following year. Interest will continue to accrue to the account pursuant to Section 6 on the balance remaining in the Director's deferred cash account until all installments have been paid and will be paid annually with each installment payment. With regard to the Deferred Shares, the aggregate number of Deferred Shares held in the separate account for Deferred Shares will be divided by the number of installments elected and allocated in equal whole number proportions to be distributed with each such installment payment (with any remainder after such equal division to be included in the first installment). All Deferred Shares so allocated will be distributed in kind with each applicable installment, which shall be paid simultaneously with any deferred cash distribution installments. Certificates representing the applicable amount of Deferred Shares held for the then longest time in the Deferred Shares account of the Trust will be delivered with each installment. Dividends from any undistributed Deferred Shares will continue to accrue to the Director's deferred cash account, receive applicable interest credit and will be paid with the next applicable installment payment of deferred cash.

     (b) Death. If any portion of a Director's account remains unpaid at his/her death, then after his/her death such amount will be paid (i) to his/her beneficiary(ies) in accordance with the method of distribution elected by the Director (following the procedure for lump sum and installment payments set forth above), or (ii), if the Director has not designated a beneficiary or if the beneficiary predeceases the Director, to the Director's estate in a lump sum. Should a beneficiary die after the Director has terminated service but before the entire benefit has been disbursed, the balance of the cash benefit will be paid to the beneficiary's estate in a lump sum, and the Deferred Shares benefit will be transferred to such estate in kind.

     (c) Mandatory Lump Sum. Notwithstanding the above, if the value of the deferred Compensation (including Compensation deferred by the Director under prior Company Director optional deferral plans) is less than $10,000 at the time of termination of service by resignation or death, or if the Director has failed to elect a form of distribution on Exhibit A, then the balance of the deferred Compensation shall be paid in a lump sum, at the Company's discretion, regardless of the Director's prior distribution election.

     8. ADMINISTRATION. This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors. The decision of the Committee shall be final and binding with respect to the interpretation, construction or application of the Plan.

     9. AMENDMENT OR TERMINATION. The Committee may amend or terminate the Plan at any time. No amendment or termination of the Plan shall void an election already in effect for the then current calendar quarter or any preceding calendar quarter, nor adversely affect the right of a former Director, his/her estate or designated beneficiaries to payments of amounts credited to his/her account prior to such amendment or termination, together with amounts credited thereto subsequent to such amendment or termination pursuant to Section 6.

                                                                       EXHIBIT A

                           THE DURIRON COMPANY, INC.
                             DIRECTOR DEFERRAL PLAN

                          DIRECTOR'S ELECTION TO DEFER

    In accordance with the provisions of the amended and restated Director Deferral Plan (the "Plan") of The Duriron Company, Inc. (the "Company"), I elect:

1. To defer   % (in increments of 10%) of the payment of the cash Compensation
   (as defined in the Plan) payable to me for services as a Director for
   calendar quarters beginning           1, 19  and succeeding calendar quarters
   until I notify you to end this deferral.

2. To defer this Compensation in the following form:

   / / Cash.

   / / Deferred Shares (as defined in the Plan) of Company Common Stock.*
       *Cash deferral required for the six months immediately following election to comply with law; stock deferral then starts.

3. To receive payment of the amount credited to my deferred Compensation account in the following manner:
   / / In one lump sum payment of cash and, if applicable, in kind distribution of Deferred Shares.
   / / In       equal annual installments (not to exceed ten) of cash and, if applicable, of Deferred Shares commencing within 60 calendar days of my termination.
   / / In the following percentage combination (totaling 100%).
            % Lump Sum           % in     Equal Annual Installments (not to
       exceed ten)

4. To have any payments above, which have not been made to me prior to my death, paid after my death to the following designated person in the same manner as
   would have been paid to me:                                                 .

In making this election, I understand that:

1. My election to defer compensation in the form of Deferred Shares is contingent upon approval by the Company's shareholders of the Plan.

2. My election may not be changed after the beginning of the calendar quarter with respect to which my Compensation is paid, and any decision to elect Deferred Shares requires a six month advance election.

3. My election is otherwise subject to the terms of the Plan and applicable securities law.

4. My election to defer Compensation in the form of Deferred Shares will not be honored but will be deferred as cash for any particular quarter if the Company is advised by legal counsel of any legal liabilities to the Company or to me which may arise from such Deferred Shares deferral.

5. The crediting of the Deferred Shares to my account will not constitute a "purchase" for the purposes of Section 16 of the Securities Act of 1933, provided the Plan is approved by shareholders and my election was made six months in advance of such crediting.

6. The delivery of the Deferred Shares to me upon payment of my Deferred Compensation Account will be subject to then applicable SEC requirements, including, without limitation, possible time restrictions on resale.


- ----------------------------    ----------------------------------------------
           Date                 Signature of Participant


The undersigned, Secretary of the Company, acknowledges receipt of the above
election on                                                                    .

                                -------------------------------
                                           Secretary

                          THE DURIRON COMPANY, INC.

            PROXY FOR ANNUAL SHAREHOLDERS' MEETING - APRIL 21, 1995 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

           The undersigned hereby appoints JOHN S. HADDICK and WILLIAM M. JORDAN, or either one of them, attorneys and proxies, with power of substitution and with all the powers which the undersigned would possess if personally present, to vote all of the shares of Common Stock of the undersigned in The Duriron Company, Inc. at its Annual Meeting of its Shareholders to be held at 1:30 p.m. on Friday, April 21, 1995 at 3100 Research Boulevard, Dayton, Ohio, and at any adjournment thereof, as follows:

       1. Election of four directors each for three year term:

          / / FOR all nominees listed below      / / WITHHOLD AUTHORITY
              (except as marked to the               to vote for all nominees
              contrary below)                        listed below

          INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below:

            THREE YEAR TERM:    Hugh K. Coble       Ernest Green
                                Richard L. Molen    James F. Schorr

       2. Permit non-employee directors to elect to invest their annual retainers and meeting fees in the form of Common Stock payable following termination of Board service, without changing the amount of this compensation, through approving the amended and restated Director Deferral Plan.

          / / FOR        / / AGAINST        / / ABSTAIN



       3. Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for 1995.

          / / FOR        / / AGAINST        / / ABSTAIN

       4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
       -------------------------------------------------------------------------

                               THE DURIRON COMPANY, INC.
            PROXY FOR ANNUAL SHAREHOLDERS' MEETING - APRIL 21, 1995

           THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
                                                 Dated:                   , 1995

                                                 -------------------------------

                                                 -------------------------------
                                                 Signature(s) of Shareholder(s)

                                                 Please sign as name(s) appear
                                                 at left. Executors,
                                                 administrators, trustees,
                                                 etc., should indicate the
                                                 capacity in which they sign.